UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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The following is a transcript of a video message by Robert E. Jordan, President, Chief Executive Officer, & Vice Chairman of the Board of Directors of Southwest Airlines Co. (the “Company”), published on September 10, 2024:

Bob’s Briefing: Announcing the Next Phase of the SWA Board Evolution

Bob Jordan

President CEO & Vice Chairman of the BOD

Published 9/10/2024

Well, hey everybody. Bob Jordan here.

Today, we’re announcing the next phase of the Southwest Airlines Board’s refreshment. At a high level:

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Directors David Biegler; Veronica Biggins; Senator Roy Blunt; Dr. William Cunningham; Dr. Thomas Gilligan; and Jill Soltau have decided to voluntarily retire from the Board, immediately following the Board’s November meeting;

•	The Board is evaluating the addition of four new independent Directors; and

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The Board plans to appoint a new Lead Director and refresh the Audit, Compensation, and Nominating & Governance Committee Chairs, and has eliminated the Executive Committee structure and created a new Finance Committee.

As part of this announcement, Board Executive Chairman and my predecessor as CEO, Gary Kelly, has decided to voluntarily retire after the 2025 Annual Meeting of Shareholders. Gary leaves an indelible mark on Southwest Airlines. Under Gary’s Leadership, Southwest grew to become the nation’s largest domestic airline. The airline also enjoyed an unprecedented 47 consecutive years of profitability, until the global pandemic threw every hospitality business for a loop.

Gary’s outstanding Leadership includes the difficult period following 9/11, high and volatile fuel prices, and the Great Recession. All of these were unexpected, outside of the control of anyone in the industry, and Gary led us through each of the challenges.

I encourage all of you to read Gary’s letter to Shareholders in which he reflects on his time with Southwest and how he came to the decision to step down.

Gary embodies The Southwest Way, and his accomplishments speak volumes to the type of Leader that he is. I’ll always be grateful for his boundless support of our Purpose and our People.

We’ll give Gary a proper send-off closer to his retirement but, for now, our focus remains on running a safe, reliable operation and driving more results from the strategic plan that we began in 2022.

Continuing to evolve is core to our success, and we’re moving with urgency to restore our industry-leading financial position while staying true to who we are. As you know, we have plans to introduce assigned seating and premium seating options and offer redeye flights. We will have more details to come at our Investor Day later this month.

Southwest has a great plan. The Board and corporate governance changes announced today will enhance our focus on returning to the high level of financial performance that we—and our Shareholders—expect.

Well, Southwest met with Elliott yesterday to discuss the developments we announced today and to invite them to participate in the Board’s refreshment efforts and other corporate governance changes. The meeting was productive, and we look forward to continuing to engage constructively with them toward a collaborative resolution in the near future.

To the entire Southwest Team, I want to say how proud I am of your continued commitment to our great Company. Due to your resilience and hard work, we closed out summer travel with zero cancellations on Labor Day, marking yet another strong performance during our peak season. Our transformation is fueled by our People, and we are counting on you to remain focused on running a safe and great operation.

And, you probably noticed I don’t have my typical background today—I’m in our DC offices as many of us are attending an event where Gary will receive the L. Welch Pogue Award for his lifetime contributions to the global air transport industry. I originally shared this with you when it was announced in May, and we’re excited for Gary to receive this honor. His steady presence, clearheaded vision, and dynamic Leadership have made a lasting positive impact not just on Southwest Airlines but on the entire domestic and international airline industry.

Well, my Shout Out this week is for a Nashville Flight Attendant who demonstrated our Values of Service with LUV and Discipline—specifically, “be safe” when assisting during a medical event. So, you can read more on Viva Engage.

Well, before I close, I want to take a minute to recognize that this Saturday, September 14 would’ve been our beloved Colleen Barrett’s 80th birthday. Colleen played an integral part in forming our dynamic Employee Culture and relentless focus on Customer Service. From Colleen, I learned how to show my deep love and care for our People. She always asked me about my family, and she did the same for thousands of others. If you know me, you know that I’m logical, measured, and not always full of emotion … unless I am talking about our People. I sign my notes and cards, “LUV, Bob.” Why? Because I love and care about our awesome People, and I don’t mind showing it. And I learned that from our Queen of Hearts. If it’s been a while since you’ve visited the Colleen C. Barrett Institute’s website, it’s the perfect time to visit, as it exists to honor her incredible legacy.

I LUV you all. Let’s make it a safe and terrific week ahead!

Important Additional Information

The Company intends to file a proxy statement and a WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s next meeting of Shareholders (whether an Annual or Special Meeting of Shareholders (the “Shareholder Meeting”)). SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SHAREHOLDER MEETING. Shareholders will be able to obtain the Company’s proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://www.southwestairlinesinvestorrelations.com/financials/sec-filings.

Participant Information

The Company, each of its Directors (namely, Gary C. Kelly, Robert E. Jordan, William H. Cunningham, Ph.D., Lisa M. Atherton, David W. Biegler, J. Veronica Biggins, Roy Blunt, Douglas H. Brooks, Eduardo F. Conrado, Rakesh Gangwal, Thomas W. Gilligan, Ph.D., David P. Hess, Elaine Mendoza, Christopher P. Reynolds, and Jill A. Soltau) and one of its executive officers (namely, Tammy Romo, Chief Financial Officer) are deemed to be “participants” (as defined in Section 14(a) of the Exchange Act) in the solicitation of proxies from the Company’s Shareholders in connection with the matters to be considered at the Shareholder Meeting. Information about the compensation of our named executive officers and our non-employee Directors is set forth in the sections titled “Compensation of Executive Officers” and “Compensation of Directors” in the Company’s definitive proxy statement on Schedule 14A for the Company’s 2024 Annual Meeting of Shareholders, filed on April  5, 2024 (the “2024 Definitive Proxy”), commencing on pages 28 and 64, respectively, and is available here. Information regarding the participants’ holdings of the Company’s securities can be found in the section titled “Security Ownership of Management” in the Company’s 2024 Definitive Proxy on page 27 and is available here, and as updated in the filings referenced below. Supplemental information regarding the participants’ holdings of the Company’s securities can be found in SEC filings on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC on May 2, 2024 for Mr. Kelly (available here); May 16, 2024 for Dr.  Cunningham (available here); May 16, 2024 for Ms.  Atherton (available here); May 16, 2024 for Mr.  Biegler (available here); May 16, 2024 for Ms.  Biggins (available here); May 16, 2024 for Mr.  Blunt (available here); May 16, 2024 for Mr.  Brooks (available here); May 16, 2024 for Mr.  Conrado (available here); August 1, 2024 for Mr.  Gangwal (available here); May 16, 2024 for Dr.  Gilligan (available here); May 16, 2024 for Mr.  Hess (available here); May 16, 2024 for Ms.  Mendoza (available here); May 16, 2024 for Mr.  Reynolds (available here); and May 16, 2024 for Ms.  Soltau (available here). Such filings are available on the Company’s website at https://www.southwestairlinesinvestorrelations.com/financials/sec-filings or through the SEC’s website via the links referenced above. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the section titled “Security Ownership of Management” of the Company’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the Shareholder Meeting.

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